EXHIBIT 10.2

                            EMPLOYMENT AGREEMENT

         This Agreement is made as of October 16, 2000 by and between NTL Incorporated (the "Company"), and Bruno Claude (the "Executive").

1.       Duties and Scope of Employment.

         (a) Positions; Duties. During the Employment Term (as defined in Section 2), the Company shall employ Executive as the Company's Senior Vice President, Chief Operating Officer
                  - Europe. In such capacity, Executive shall be located in Paris, France and shall serve as the Chief Operating Officer of the Company's telephone, cable and internet businesses and operations in Continental Europe ("NTL Europe"). Executive shall report directly to the Chief Executive Officer of the Company. Executive shall also provide leadership of and assist in business development activities in respect of NTL Europe, working in that respect with the Chief Executive Officer of the Company and its Chief Financial Officer. Executive shall perform such duties, which shall not be inconsistent with the above-described position as Chief Operating Officer of NTL Europe, as are assigned to him from time to time by the Chief Executive Officer of the Company.

         (b) Obligations. During the Employment Term, Executive shall devote substantially all of his business efforts and time to the Company. Executive agrees, during the Employment Term, not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Chief Executive Officer of the Company; provided, however, that Executive may (i) serve in any capacity with any professional, community, industry, civic, educational or charitable organization; (ii) manage his and his family's personal investments and legal affairs, and (iii) serve on such boards of directors as are set forth in a list previously furnished to the Chief Executive Officer of the Company, so long as such activities described in (i), (ii) and (iii) do not materially interfere with the discharge of Executive's duties (including, but not limited to, any conflict of interest or confidentiality matters).

2.       Employment Term.

         (a) The Company agrees to employ Executive and Executive accepts employment, in accordance with the terms and conditions set forth in this Agreement, commencing on and as of the actual commencement date of Executive's employment hereunder, which shall be on a date between September and October 15, 2000 (the "Employment Commencement Date") and expiring on January 2, 2003 (such period being the "Initial Employment Term"), unless earlier terminated as hereinafter provided.

         (b) The Initial Employment Term shall be extended for successive 12 month periods (each an "Extended Employment Term") unless no later than 12 months prior to the end of the Employment Term or an Extended Employment Term, as the case may be, either the Company or the Executive shall give notice under this Agreement that the Employment Agreement shall terminate at the end of the Employment Term or the Extended Employment Term.

         (c) As used in this Agreement, the phrase "Employment Term" shall mean the Initial Employment Term or, if applicable, the Extended Employment Term, and if the Initial Employment Term or any Extended Employment Term has been extended for a further 12 month period as provided in paragraph 2(b), shall mean the period ending on the last day of that twelve month period.

3. Compensation/Benefits. During the Employment Term, the Company shall pay and provide Executive the following:

         (a) Cash Compensation. As compensation for his services to the Company, Executive shall receive a base salary ("Base Salary") and shall be eligible to receive additional variable compensation. The Executive's annual Base Salary shall be EURO293,000, and his annual variable compensation amount shall be targeted at no less than EURO186,000 with an opportunity to earn up to at least EURO373,000 in annual variable compensation. During the Employment Term, the Compensation Committee of the Board (the "Compensation Committee") shall with the advice of the Company's Chief Executive Officer review at least annually Executive's Base Salary and variable compensation then in effect and shall increase such amounts as the Compensation Committee may approve. Such Base Salary and variable compensation shall be payable in accordance with the Company's normal payroll practices.

         (b) Expatriate Benefits. The Executive shall receive and be entitled to the Company's presently existing expatriate package of benefits to expatriates and their families (with such changes from the present version as shall not result in a detriment to the Executive or his family) who are employed by the Company for positions overseas, including but not limited to a housing and an automobile allowance (in cash in respect of the automobile allowance, at the Executive's option) of equivalent amount to the Chief Operating Officer of the Company's United Kingdom, Northern Ireland and the Republic of Ireland operations, tax differentiation adjustments as provided in Exhibit B, assuming a Florida, U.S. residency, tuition reimbursement for the pre-college education of the Executive's children and legal fees to immigration counsel for the minor legal work required to maintain the Executive's and his eldest son's now current residency status in the U.S. In the even this Agreement is terminated other than for Cause, the Company will pay for Executive's (and his family's) costs of relocation back to a location of Executive's choice provided that the cost of such relocation shall not be in excess of that of relocating back to the U.S. Notwithstanding any other Company document to the contrary (i) any post-employment Company payments to the Executive shall include the benefits of the foregoing tax differentiation adjustment and (ii) in addition to the foregoing benefits the Company will pay for a furnished apartment for Executive and his family commencing in the last week of August 2000 until the Employment Commencement Date, at which time the foregoing benefits shall apply.

         (c)      Equity Compensation.

                  (i) Initial Grants. The Compensation Committee of the Board, which administers the Company's current Stock Option Plan (the "Plan"), has awarded Executive, as of the Employment Commencement Date, a non-qualified stock option (the "Initial Stock Option") under the Company's Plan to purchase a total of 375,000 shares of Company's common stock (the "Common Stock"), with a per share exercise price (the "Exercise Price") equal to 100% of the lower of the fair market value of the Company's Common Stock as of either (i) the date of this Agreement or (ii) the Employment Commencement Date (which shall be the issuance date of the Initial Stock Option). The Initial Stock Option is for a term of 10 years and shall vest 20% on the date of its issuance and an additional 20% on each January 1 thereafter, until fully vested. The other terms and conditions of the Initial Stock Option are set forth in the standard form of option agreement that is attached to this Agreement as Exhibit A, except to the extent that any provision of this Agreement shall specifically modify such standard form of agreement, in which case this Agreement shall be controlling.

                  (ii) Initial Stock Option Guarantee. At any time in the period between October 2, 2002 and January 2, 2003, Executive (or a permitted assignee of the benefit of the option agreement) may notify the Company of an election to surrender 300,000 of the initial grant option for a cash payment of $9,000,000. Payment of this amount may be deferred by Executive for up to 12 months from the date of the notice. Such surrender shall be permitted whether or not an option is then vested, except in an instance where an option is no longer exercisable or has not vested as a result of Executive's termination under this Agreement for Cause (as defined below). Payment of such amount shall be made by the Company within seven business days following (i) receipt of the notice, or (ii) if payment is deferred, the expiration of the deferral period.

                  (iii) Further Grants. During each of the years of the Initial Employment Term and the Extended Employment Term, Executive will be granted an additional stock option to purchase 50,000 shares of the Company's Common Stock under the Company's then existing stock option plan with a per share exercise price equal to 100% of the fair market value of the Company's Common Stock on the date of the grant and on such other terms that are described in subparagraph (i) of this paragraph 3 or are set forth in Exhibit A.

         (d) Employee Benefits. Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, provided by the Company to its senior executives in accordance with the terms as in effect from time to time.

         (e) Business and Entertainment Expenses. Upon submission of appropriate documentation in accordance with its policies in effect from time to time, the Company shall pay or reimburse Executive for all business expenses which Executive incurs in performing his duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, and all dues, fees, and expenses associated with membership in various professional, business, and civic associations and societies in which Executive participates in accordance with the Company's policies in effect from time to time.

         (f) Vacation. Executive shall be entitled to vacation time in accordance with the standard written policies of the Company with regard to senior executives, but in no event less than four weeks of vacation per calendar year.

         (g) Relocation. Executive shall be entitled to relocation benefits pursuant to the Company's relocation benefit program applicable to expatriates. For avoidance of doubt, such relocation benefits to Executive shall include (but not be limited to) all direct moving expenses to Paris, France (the situs of Executive's employment) and indirect expenses such as the cost of termination of U.S. school agreements, Paris school application fees, lost deposits in the U.S. and fees of a corporate relocator.

4.       Termination of Employment

         (a) Death or Disability. The Company may terminate Executive's employment for disability in the event Executive has been unable to perform his material duties under this Agreement for six (6) consecutive months because of physical or mental incapacity by giving Executive notice of such termination while such continuing incapacity continues (a "Disability Termination"). Executive's employment shall automatically terminate on Executive's death. In the event Executive's employment with the Company terminates during the Employment Term by reason of Executive's death or a Disability Termination, then upon the date of such termination (i) the Company shall promptly pay and provide Executive (or in the event of Executive's death, Executive's estate) (A) any unpaid Base Salary through the Employment Term and any accrued vacation through the date of termination, (B) any unpaid variable compensation at the base level through the Employment Term, with respect to the fiscal year ending on or preceding the date of termination, (C) reimbursement for any unreimbursed expenses incurred through the date of termination ((A), (B) and (C) being "Accrued Benefits") and (D) all other payments, benefits or fringe benefits to which Executive may be entitled though the Employment Term.

         (b) Termination for Cause. The Company may terminate Executive's employment for Cause. In the event that Executive's employment with the Company is terminated during the Employment Term by the Company for Cause, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than Accrued Benefits and such rights as shall appear in the stock option agreements related to the Initial Grants and the Further Grants. For the purposes of this Agreement, "Cause" shall mean (i) the willful failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental impairment), unless any such failure is corrected with thirty days following written notice by the Chief Executive Officer of the Company that specifically identifies the manner in which the Chief Executive Officer of the Company believes Executive has substantially not materially perform his duties or (ii) the willful gross misconduct by Executive with regard to the Company that is materially injurious to the Company. No act, or failure to ac, by Executive shall be "willful" unless committed without a reasonable belief that the act or omission was in the best interest of the Company.

         (c) Voluntary Termination. Executive may voluntarily terminate his employment at any time by written notice to the Company. In the event that Executive's employment with the Company is voluntarily terminated during the Employment Term by Executive, Executive shall not be entitled to any additional payments or benefits under this Agreement, other than such rights as shall appear in the stock option agreements related to the Initial Grants and the Further Grants.

         (d) By Executive for Good Reason. Executive may terminate his employment for Good Reason upon written notice to the Company, and in such event, his employment termination shall be treated as a Wrongful Termination under this
                  Section 4. Good Reason shall mean:

                  (i) A material diminution of Executive's positions or authority;

                  (ii) The assignment to Executive of any duties materially inconsistent with Executive's position;

                  (iii) The failure by the Company to timely make any payment due hereunder or to comply with any of the material provisions of this Agreement;

                  (iv) A requirement that Executive's employment with the Company is to be based anywhere other than Paris and environs, except for required travel for Company business to an extent substantially consistent with Executive's prior business travel obligations while employed by the Company; or

                  (v) The happening of an Acceleration Date as that term is defined in Paragraph 5 of Exhibit A.

         (e) Wrongful Termination. In the event that an Executive's employment is terminated other than pursuant to subparagraph (a), (b) or (c) of this paragraph 4 (a "Wrongful Termination"), then the Executive shall be entitled to be paid, in a lump sum by the next regular scheduled payroll payment date, all Base Salary and variable compensation (at the base rate thereof and pro-rated for any partial years) that would have been due under this Agreement had the Wrongful Termination not occurred for the remainder of the Employment Term. In computing the payment of Executive's Base Salary and variable compensation payable to the Executive pursuant to the preceding sentence, the rate of the Executive's Base Salary and base variable compensation that is in existence as of the date of the Wrongful Termination shall be used. In the event of a Wrongful Termination, Executive shall also be entitled to (i) the immediate vesting of all Initial Stock Options and Further Grant Options (if any) notwithstanding any provision to the contrary in the option agreements relating thereto and
                  (ii) a continuation of his then existing employee benefits referred to in paragraphs 3(b), (d) and (g) above through the end of the Employment Term.

5.       Non-Compete; Non-Solicit

                  (i) The parties hereto recognize that Executive's services are special and unique and that the level of compensation and the provisions of this Agreement are partly in consideration of and conditioned upon Executive's not competing with the Company, and that Executive's covenant not to compete or solicit as set forth in this Section 5 during and after employment is essential to protect the business and good will of the Company.

                  (ii) Executive agrees that during the term of employment with the Company and for a period of 12 months thereafter (the "Covenant Period"), Executive shall not render services for any of the six organizations designated by the Chief Executive Officer of the Company in a writing delivered to Executive within 30 days after the Employment Commencement Date (the "Prohibited List"). The Prohibited List may be changed by the Chief Executive Officer of the Company from time to rime (but there may never be more than six entities listed) by written notice to Executive, such notice to be effective only if Executive's commencement of rendering services for such entity is 90 or more days after the giving of such notice.

                  (iii) During the Covenant Period, Executive shall not, directly or indirectly, disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting its employees for Executive or other, but the foregoing shall not prevent Executive from giving references.

                  (iv) During the Covenant Period, Executive shall not, without prior written authorization from the Company, violate the agreement entered into pursuant to paragraph 9 hereof.

                  (v) Executive agrees that the Company would suffer an irreparable injury if Executive was to breach the covenants contained in this paragraph 5, and that the Company would by reason of such breach or threatened breach be entitled to seek injunctive relief in a court of appropriate jurisdiction, as well as such other remedies as may then be appropriate.

                  (vi) If any of the restrictions contained in this paragraph 5 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope or other provisions thereof, then the parties contemplate that the court shall reduce such extent, duration, geographical scope or other provision hereof and enforce this paragraph 5 in its reduced form for all purposes in the manner contemplated hereby.

                  (vii) Notwithstanding the foregoing, the provisions of paragraphs 5(ii) and 5(iii) shall not apply if there is a Wrongful Termination of the Executive's employment, if the Executive's employment is terminated as a result of a notice from the Company under paragraph 2(b), or if the Executive terminates his employment for Good Reason.

6. Assignment. This Agreement shall be binding upon and inure to the benefit of (a) the heirs, beneficiaries, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company, provided that any successor shall within 10 days of such assumption deliver to Executive a written assumption in a form reasonably acceptable to Executive. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes, except that the Company shall not be relieved of any liability to the Executive under this Agreement. As used in this Agreement, "successor" shall mean any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all of its obligations under this Agreement. This Agreement may not otherwise be assigned by the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void; provided, however, that notwithstanding the foregoing, Executive shall be allowed to transfer vested shares subject to the stock option to family members to the extent permitted under the Company's stock option plans applicable to the Initial Grant and the Further Grants.

7. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be deemed given if (i) delivered personally or by facsimile, (ii) one day after being sent by Federal Express or a similar commercial overnight service, or (iii) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                           If to the Company:   NTL Incorporated
                                                110 E. 59th Street
                                                New York, NY 10022
                                                Attn: General Counsel

                           If to Executive:     48 Allee du Lac Inferieur
                                                78110 Le Vesinet
                                                France

8. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Proprietary Information. Concurrently with the execution of this Agreement, Executive shall enter into a confidentiality and proprietary information agreement with the Company as provided in Exhibit C ("Confidentiality Agreement"), provided, however, that the foregoing shall not preclude Executive from complying with due legal process or from removing Company property from the Company's premises in furtherance of his duties and obligations as provided hereunder.

10. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof but not any written agreements entered into simultaneous with this Agreement or thereafter.

11. Governing Law; Jurisdiction. This Agreement shall be governed by the substantive laws of the State of New York applicable to contracts and agreements made and to be performed in New York. The Executive and the Company expressly consent to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding arising from or relating to this Agreement.

12. No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, cancelled or discharged in writing signed by the Executive and a duly authorized officer of the Company.

13. Arbitration. The parties agree that any and all disputes that they have with one another which arise out of the Executive's employment with the Company or under the terms of this Agreement (or any other agreement between the parties) shall be resolved through final and binding arbitration, as specified herein. The only claims not covered by this Section 13 are (i) claims for benefits under the workers' compensation laws or claims for unemployment insurance benefits, which will be resolved pursuant to those laws, and (ii) the Company's claims for the Executive's alleged breach of any of the provisions of Section 5 of this Agreement or of the agreement entered into by Executive pursuant to Section 9. Binding arbitration will be conducted in New York, New York in accordance with the rules of the American Arbitration Association. Each party will bear one half of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator. The substantially prevailing party in any such arbitration shall be entitled to receive such party's attorneys' fees and arbitration expenses from the other party. The parties acknowledge and agree that arbitration pursuant to this Section 13 shall be final and binding to the fullest extent permitted by law and enforceable by any court of competent jurisdiction.


              IN WITNESS WHEREOF, the undersigned have executed this Agreement.


                                                NTL INCORPORATED


                                                /s/ Barclay Knapp
                                                ----------------------------
                                                Barclay Knapp,
                                                Chief Executive Officer.


                                                EXECUTIVE


                                                /s/ Bruno Claude
                                                ----------------------------
                                                Bruno Claude